Exhibit 10.28

AMENDMENT TO THE M/A-COM, INC. RETIREMENT PLAN FOR DIRECTORS
ADOPTED BY THE BOARD OF DIRECTORS ON JUNE 1, 1994

VOTED: That the M/A-COM, Inc. Retirement Plan for the Directors dated October, 1989, as amended May 7, 1991, be and the appropriate Officers of the Corporation are hereby authorized to further amend such Plan such that the Plan provide that retirement under the Plan be amended from the age of seventy (70) to the age of sixty-five (65) with full vesting occurring at the age of sixty-five (65) and that any Director meeting the other provisions of the Plan who retires voluntarily before the age of 65 shall be entitled to retirement benefits thereunder actuarially reduced to reflect such Director's actual age on the date of such voluntary retirement.

        FURTHER, that the vesting provisions of the Plan be amended to reflect the following:

        100% vesting after five (5) years of serving as a director;

        100% vesting upon death or total disability prior to the age of 65;
        and

        100% vesting in the event of a Change of Control as such term is defined in the Plan; and that the Plan provide for the creation of a trust similar to that trust entered into under the Corporation's current SERP and that the appropriate Officers of the Corporation be and they are hereby authorized to enter into such a trust agreement with Boston Harbor Trust Company, N.A. or such successor as is appropriate to provide for the payment of director retirement benefits upon a Change of Control as such term is defined in the Plan and to take such other action, acting on advice of counsel, to give proper effect to the above.